Exhibit 99.1

ATHENS BANCSHARES CORPORATION REPORTS 2014 FINANCIAL RESULTS

Athens, Tennessee, January 30, 2015, Athens Bancshares Corporation (NASDAQ: AFCB – news) (the “Company”), the holding company for Athens Federal Community Bank (the “Bank”), today announced its results of operations for the three months and the year ended December 31, 2014. The Company’s net income for the three months ended December 31, 2014 was $617,000 or $0.35 per diluted share, compared to net income of $609,000 or $0.32 per diluted share for the same period in 2013. For the year ended December 31, 2014, net income was $2.7 million or $1.52 per diluted share, compared to net income of $2.3 million or $1.13 per diluted share for the year ended December 31, 2013.

Results of Operations – Three Months Ended December 31, 2014 and 2013

Net interest income after provision for loan losses increased $179,000, or 6.23%, for the three months ended December 31, 2014 compared to the three months ended December 31, 2013. Interest income increased $90,000 when comparing the two periods as both the average yield on interest-earning assets and the average balance on interest-earning assets increased. The average yield on interest earning assets increased from 4.90% during the three months ended December 31, 2013 to 5.01% for the comparable period in 2014. The average balance of interest-earning assets increased from $278.7 million for the three months ended December 31, 2013 to $279.9 million for the comparable period in 2014. Interest expense decreased $79,000 as the average cost of interest-bearing liabilities decreased from 0.87% to 0.73% when comparing the same two periods due to a decline in market interest rates, which more than offset an increase in the average balance of those liabilities from $231.0 million for the three months ended December 31, 2013 to $231.7 million for the comparable period in 2014. The provision for loan losses decreased $10,000 from $35,000 for the quarter ended December 31, 2013 to $25,000 for the quarter ended December 31, 2014.

Non-interest income increased $15,000 for the three months ended December 31, 2014 compared the same period in 2013. The increase was primarily due to increases in income related to the origination and sale of mortgage loans on the secondary market, consumer and commercial loan servicing and origination, fees related to debit card usage and an increase in income generated by from Valley Title Services, LLC, a subsidiary of the Bank. These increases were partially offset by decreases in investment sales commissions, cash surrender value of life insurance and non-sufficient funds charges on deposit accounts.

Non-interest expense increased $173,000 to $3.5 million for the quarter ended December 31, 2014 compared to $3.3 million for the quarter ended December 31, 2013. The increase was primarily due to increases in advertising and other operating expenses, data processing expense and salary and employee benefits expense, partially offset by decreases in occupancy and equipment expense and FDIC insurance expense. The primary reason for the increased advertising and other operating expenses was due to a write-down of $73,000 on an OREO property where a contract for sale was accepted at a sales price lower than book value to facilitate a prompt sale and a significant increase in losses due to debit card fraud and costs related to issuance of card replacements.

Income tax expense for the three months ended December 31, 2014 was $285,000 compared to $272,000 for the same period in 2013. The primary reason for the change was the increase in taxable income during the 2014 period.

Results of Operations – Year Ended December 31, 2014 and 2013

Net interest income after provision for loan losses increased $676,000, or 6.01%, for the year ended December 31, 2014 as compared to the same period in 2013. Interest income increased $117,000 when comparing the two periods as the average balance of interest-earning assets increased from $275.8 million for the year ended December 31, 2013 to $281.0 million for the comparable period in 2014, which more than offset a decrease in the average yield on interest-earning assets from 4.97% during the year ended December 31, 2013 to 4.92% for the same period in 2014. Interest expense decreased $353,000 as the average cost of interest bearing liabilities decreased from 0.94% to 0.77% when comparing the same two periods, which more than offset an increase in the average balance of interest bearing liabilities of $3.9 million, from $226.7 million to $230.6 million. The provision for loan losses decreased $206,000 from $316,000 for the twelve months ended December 31, 2013 to $110,000 for the year ended December 31, 2014.

Non-interest income increased $13,000 for the year ended December 31, 2014 compared to the same period in 2013. The increase was primarily due to increases in consumer and commercial loan servicing and origination fees, deposit account service fees, debit card income and investment sales commissions, partially offset by decreases in income related to the origination and sale of mortgage loans on the secondary market, non-sufficient funds charges on deposit accounts and a lower increase in cash surrender value of bank owned life insurance.

Non-interest expense decreased $10,000 for the year ended December 31, 2014 compared to the same period in 2013. The decrease was primarily due to a decrease in one-time costs related to the Bank’s core processing system conversion in 2013, which were not repeated in 2014, partially offset by an increase in occupancy and equipment expenses due to new equipment purchases in 2014 and an increase in advertising and marketing expense.

Income tax expense for the year ended December 31, 2014 was $1.4 million as compared to an income tax expense of $1.0 million for the same period in 2013. The primary reason for the change was the increase in taxable income during the 2014 period.

Total assets increased $7.6 million to $302.4 million at December 31, 2014, compared to $294.8 million at December 31, 2013. The Bank was considered well-capitalized under applicable federal regulatory capital guidelines at December 31, 2014.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as “expects”, “believes”, “anticipates”, “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

ATHENS BANCSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited - Dollars in thousands, except per share amounts)

	THREE MONTHS ENDED		YEARS ENDED
	DECEMBER 31,		DECEMBER 31,
	2014	2013	2014	2013
Operating Data:
Total interest income	$3,507	$3,417	$13,815	$13,698
Total interest expense	421	500	1,781	2,134

Net interest income	3,086	2,917	12,034	11,564
Provision for loan losses	25	35	110	316

Net interest income after provision for loan losses	3,061	2,882	11,924	11,248

Total non-interest income	1,309	1,294	5,199	5,186
Total non-interest expense	3,468	3,295	13,070	13,080

Income before income taxes	902	881	4,053	3,354
Income tax expense	285	272	1,356	1,042

Net income	$617	$609	$2,697	$2,312

Net income per share, basic	$0.38	$0.33	$1.63	$1.18
Average common shares outstanding, basic	1,638,930	1,835,889	1,657,076	1,966,983
Net income per share, diluted	$0.35	$0.32	$1.52	$1.13
Average common shares outstanding, diluted	1,762,411	1,927,321	1,769,618	2,053,361

Performance ratios (annualized for 3 month periods):
Return on average assets	0.82%	0.81%	0.90%	0.78%
Return on average equity	5.85	5.62	6.51	5.23
Interest rate spread	4.28	4.03	4.15	4.03
Net interest margin	4.41	4.19	4.28	4.19

	AS OF	AS OF
	DECEMBER 31, 2014	DECEMBER 31, 2013
FINANCIAL CONDITION DATA:
Total assets	$302,404	$294,812
Gross loans	242,473	230,638
Allowance for loan losses	3,915	4,432
Deposits	248,572	248,172
Securities sold under agreements to repurchase	1,513	1,304
Total liabilities	259,724	253,704
Stockholders’ equity	42,680	41,108

Non-performing assets:
Nonaccrual loans	$2,171	$4,043
Accruing loans past due 90 days	12	47
Foreclosed real estate	1,943	413
Other non-performing assets	30	8

Troubled debt restructurings(1)	$3,833	$4,134

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.61%	1.92%
Allowance for loan losses as a percent of non-performing loans	179.34	108.36
Non-performing loans as a percent of total loans	0.90	1.77
Non-performing loans as a percent of total assets	0.72	1.39
Non-performing assets and troubled debt restructurings as a percentage of total assets	2.50	2.71

Regulatory capital ratios (Bank only):
Total capital (to risk-weighted assets)	17.35%	17.01%
Tier 1 capital (to risk-weighted assets)	16.10	15.74
Tier 1 capital (to adjusted total assets)	11.66	10.84

(1)	Troubled debt restructurings include $420,000 and $670,000 in non-accrual loans at December 31, 2014 and December 31, 2013, respectively, which are also included in non-accrual loans at the respective dates.

CONTACT:	Athens Bancshares Corporation
Jeffrey L. Cunningham
President and CEO
423-745-1111